Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-105699 and 333-121662 on Form S-3, and Registration Statement No. 333-60762 on Form S-8 of ATP Oil & Gas Corporation of our report dated March 1, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” effective January 1, 2006), relating to the financial statements and financial statement schedule of ATP Oil & Gas Corporation and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of ATP Oil & Gas Corporation for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Houston, Texas

March 1, 2007